Exhibit 99.1

agilon health Announces Tim Bensley to Retire as CFO

AUSTIN, TX, JANUARY 5, 2024 – agilon health, Inc. (NYSE: AGL), the trusted partner empowering physicians to transform health care in our communities, today announced that Timothy Bensley has informed the company of his intent to retire from his position as Chief Financial Officer (CFO) during 2024, which agilon expects to take place within the next nine months. The search for a new CFO has been initiated, and Bensley has agreed to remain as CFO through this process and serve in a consulting role through the transition.

“I want to thank Tim for his leadership over the past three years at agilon health, and for the impact he has had on our company, our physician partners, and the communities we serve,” said Steve Sell, chief executive officer, agilon health. “Tim helped advance our finance function and was key in agilon’s transition to become a publicly traded company in 2021. We wish him all the best in his retirement.”

About agilon health

agilon health is the trusted partner empowering physicians to transform health care in our communities. Through our partnerships and purpose-built platform, agilon is accelerating at scale how physician groups and health systems transition to a value-based Total Care Model for their senior patients. agilon provides the technology, people, capital, process, and access to a peer network of 2,400+ primary care physicians that allows its physician partners to maintain their independence and focus on the total health of their most vulnerable patients. Together, agilon and its physician partners are creating the healthcare system we need – one built on the value of care, not the volume of fees. The result: healthier communities and empowered doctors. agilon is a trusted partner in 30+ diverse communities and is here to help more of our nation's leading physician groups and health systems have a sustained, thriving future. For more information about agilon health, visit www.agilonhealth.com and connect with us on Instagram, LinkedIn, X, and YouTube.

Contacts:

Investor Contact
Matthew Gillmor
Vice President, Investor Relations
investors@agilonhealth.com

Media Contact
David Tauchen
Senior Director, Communications
media@agilonhealth.com